                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     DOLE FOOD COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

        [LOGO]

DOLE FOOD COMPANY, INC.
31365 OAK CREST DRIVE
WESTLAKE VILLAGE, CALIFORNIA 91361

                                                                   April 7, 1997

To the Stockholders of Dole Food Company, Inc.:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc. (the "Company") which will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on Thursday, May 22, 1997.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely yours,

                                                          [SIG]

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

                            ------------------------

    The Annual Meeting of Stockholders of DOLE FOOD COMPANY, INC. (the "Company") will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on Thursday, May 22, 1997 for the following purposes:

    1. To elect seven (7) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

    2. To elect Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed April 2, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 7, 1997

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Dole Food Company, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on Thursday, May 22, 1997, and at any adjournments thereof. The Company's principal executive offices are located at 31365 Oak Crest Drive, Westlake Village, California, and its telephone number is (818) 879-6600.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 8, 1997. The Company's 1996 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION

    The Board of Directors has fixed April 2, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 59,893,427 shares of Common Stock of the Company ("Common Stock") were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting.

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. A STOCKHOLDER MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY SUCH STOCKHOLDER ARE REPRESENTED AT THE ANNUAL MEETING. Each accompanying proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions contained therein.

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery to the Corporate Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR the election of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting, and all matters incident to the conduct of the meeting.

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote at the meeting will be required with respect to the election of directors and the election of Arthur Andersen LLP as the Company's independent public accountants and auditors.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". Under Hawaii law, if a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares on a matter, those shares will be treated as present and entitled to vote with respect to that matter unless the broker also states that the shares are not to be deemed present for that purpose.

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

    Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Under the Company's By-Laws, stockholders are not entitled to cumulate their votes in the election of directors. The By-Laws also provide that the presiding officer at the meeting may adjourn a meeting at which a quorum is present if a matter to be acted upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting and the number of shares actually voted (and not abstaining) at such meeting is insufficient to approve of such matter.

    The Company's By-Laws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting of the stockholders called for the election of directors (the "Election Meeting"). Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary of the Company setting forth (i) the name, age, business address and residence address of each such intended nominee; (ii) the principal occupation or employment of each such intended nominee; (iii) the number of shares of capital stock of the Company beneficially owned by each such intended nominee; and (iv) such other information concerning each such intended nominee as would be required to be included, under the rules of the Securities and Exchange Commission (the "SEC"), in a proxy statement soliciting proxies for the election of such nominee. Such notice also must include a signed consent of each such intended nominee to serve as a director of the Company, if elected. To be timely, any such notice with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than April 22, 1997. Any such notice with respect to any subsequent Election Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Election Meeting. The By-Laws provide that if the Chairman of an Election Meeting determines that a nomination was not made in accordance with the procedures set forth in the By-Laws, such nomination shall be void.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company's Common Stock as of February 28, 1997 (unless otherwise noted).

                                                                                         AMOUNT AND
                                                                                          NATURE OF
NAME AND ADDRESS                                                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                                                     OWNERSHIP (1)    CLASS (2)
-------------------------------------------------------------------------------------  ---------------  -----------
David H. Murdock.....................................................................     11,004,274(3)      18.3%
31365 Oak Crest Drive
Westlake Village, CA 91361

Oppenheimer Group, Inc...............................................................      8,499,399(4)      14.2%
Oppenheimer Tower
World Financial Center
New York, NY 10281

------------------------

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus in the case of Mr. Murdock, stock options granted to him under the Company's stock option plans to purchase 294,472 shares, which number includes all such options that are exercisable within 60 days following April 2, 1997.

(3) See "Security Ownership of Directors and Executive Officers" at page 7.

(4) Based on a report on Schedule 13G dated January 14, 1997, Oppenheimer Group, Inc. and/or its affiliates reported shared voting power and shared dispositive power over all such shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Articles of Association of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty persons, who shall be elected for such terms as may be prescribed in the By-Laws of the Company. The Company's By-Laws currently provide for seven (7) members of the Board of Directors. The Board of Directors has recently voted to recommend the election of the following individuals, all of whom are incumbents, for a term of one year and until their successors are duly elected and qualified:

Elaine L. Chao                       James F. Gary
Mike Curb                            Zoltan Merszei
David A. DeLorenzo                   David H. Murdock
Richard M. Ferry

    Each of the current members of the Board was elected by stockholders at the last Annual Meeting held on May 9, 1996.

    Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby FOR the election of the director nominees named above. In case any of such nominees becomes unable to serve or unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) have full discretion and authority to vote or refrain from voting for any other nominee of the Board in accordance with their judgment.

    The following brief statements contain biographical information with respect to each of the nominees for election as a director, including their principal occupations for at least the past five years, as of March 15, 1997.

                                     YEAR
                                   ELECTED
                                     AS A
NAME                               DIRECTOR       AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------  ----------      ---      ------------------------------------------------------------
David H. Murdock................     1985             73   Chairman of the Board, Chief Executive Officer and Director
                                                           of the Company since July 1985. Chairman of the Board, Chief
                                                           Executive Officer and Director of Castle & Cooke, Inc. since
                                                           October 1995. Since June 1982, Chairman of the Board and
                                                           Chief Executive Officer of Flexi-Van Leasing, Inc., a
                                                           Delaware corporation wholly-owned by Mr. Murdock. Sole owner and developer of the Sherwood Country Club in Ventura
                                                           County, California, and numerous other real estate
                                                           developments; also sole stockholder of numerous corporations engaged in a variety of business ventures and in the
                                                           manufacture of textile-related products, and industrial and building products.

David A. DeLorenzo..............     1991             50   President and Chief Operating Officer of the Company since
                                                           March 1996. President of Dole Food Company-International
                                                           from September 1993 to March 1996. Executive Vice President of the Company from July 1990 to March 1996. Director of the
                                                           Company since February 1991. President of Dole Fresh Fruit
                                                           Company from September 1986 to June 1992.

Elaine L. Chao..................     1993             43   Distinguished Fellow at The Heritage Foundation since August
                                                           1996. President and Chief Executive Officer of United Way of
                                                           America from November 1992 until August 1996. Director of
                                                           the United States Peace Corps from October 1991 to November
                                                           1992. Deputy Secretary of the United States Department of
                                                           Transportation from March 1989 to October 1991. Chairman of the United States Federal Maritime Commission from March
                                                           1988 to March 1989. Deputy Administrator of the United
                                                           States Maritime Administration from April 1986 to March
                                                           1988. Vice President-Syndications of the Bank America
                                                           Capital Markets Group from November 1984 to April 1986.

Mike Curb.......................     1985             52   Chairman of the Board of Curb Records, Inc., a record
                                                           company, and Curb Entertainment International Corp., an
                                                           entertainment company. Mr. Curb served as Lieutenant
                                                           Governor of the State of California from 1978 to 1982, and served as Chairman of the National Conference of Lieutenant
                                                           Governors during 1982. Mr. Curb served as Chairman of the
                                                           Republican National Finance Committee from August 1982 to
                                                           January 1985. He is also a director of various community
                                                           organizations.

                                     YEAR
                                   ELECTED
                                     AS A
NAME                               DIRECTOR       AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------  ----------      ---      ------------------------------------------------------------
Richard M. Ferry................     1991             59   Chairman of the Board and Director of Korn/Ferry
                                                           International, Inc., an international executive search firm headquartered in New York City and Los Angeles. Mr. Ferry
                                                           also serves on the Board of Directors of Avery Dennison
                                                           Corporation, Pacific Mutual Life Insurance Company and Mrs.
                                                           Fields' Original Cookies, Inc., as well as a number of
                                                           privately held and not-for-profit corporations.

James F. Gary...................     1974             76   Chairman Emeritus of Pacific Resources, Inc., an energy
                                                           company headquartered in Honolulu ("PRI"). Mr. Gary was
                                                           President and/or Chairman and Chief Executive Officer of PRI
                                                           and its predecessor from 1967 to 1984, and Chairman of the
                                                           Board of PRI in 1985. He is Past Chairman of the Hawaii
                                                           Community Foundation and is Chairman of the Board of
                                                           Directors of Inter Island Petroleum, Inc., Hawkins Oil &
                                                           Gas, Inc., Kennedy Associates, Inc. and Episcopal Homes of
                                                           Hawaii, Inc. as well as several other privately held
                                                           corporations and a number of community organizations. He was a member of the University of Hawaii Board of Regents from
                                                           1981 to 1989 and currently serves on the International
                                                           Advisory Board of the Salk Institute (San Diego) and as a
                                                           Regent on the International Advisory Board of
                                                           Harris-Manchester College at the University of Oxford.

Zoltan Merszei..................     1996             74   Former Chairman, President and Chief Executive Officer of
                                                           the Dow Chemical Company (retired in 1979). Former Vice
                                                           Chairman and President of Occidental Petroleum Corporation
                                                           (retired in 1989). Mr. Merszei currently serves as a
                                                           technical consultant to a variety of United States and
                                                           foreign corporations. Mr. Merszei also serves on the Board of Directors of the Budd Company and Thyssen Henschel
                                                           America, Inc.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE
                           NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors: the Executive, Finance and Nominating Committee; the Audit Committee; and the Corporate Compensation and Benefits Committee.

    The present members of the Executive, Finance and Nominating Committee are David H. Murdock, Chairman, Mike Curb and Richard M. Ferry. The primary purposes of the committee are (1) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning for the Company; and (3) to deal with matters relating to the directors of the Company. During the 1996 fiscal year, the committee did not meet, but acted by unanimous written consent. The Executive, Finance and Nominating Committee will consider nominees, if any, for the election to the Board of Directors who are recommended by stockholders in accordance with the provisions of the Company's By-Laws, which provisions are described above under "General Information".

    The Audit Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Audit Committee are Richard M. Ferry, Chairman, Elaine L. Chao and James F. Gary. The Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls, and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. During the 1996 fiscal year, the committee held five meetings.

    The Corporate Compensation and Benefits Committee (the "Compensation Committee") is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Compensation Committee are James F. Gary, Chairman, Mike Curb and Zoltan Merszei. This Committee is responsible for reviewing the compensation and benefits policies and practices of the Company and overseeing its employee stock and cash incentive plans. During the 1996 fiscal year, the committee held six meetings.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1996 fiscal year, there were eight meetings of the Board of Directors. The incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.

REMUNERATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services according to a standard arrangement authorized by the Board of Directors. An annual retainer fee of $24,000, payable in equal quarterly installments, is paid to each Non-Employee Director. A fee of $2,000 is also paid to each Non-Employee Director for each regularly scheduled meeting of the Board of Directors attended, and a fee of $500 is paid for each telephonic meeting of the Board of Directors in which the Non-Employee Director participates. As of April 11, 1996, Non-Employee Directors who were members of the committees were compensated at the rate of $1,000 for each committee meeting attended, and the chairpersons of the Audit and Compensation Committees were paid an additional amount of $2,500 per year. Pursuant to the Company's Non-Employee Directors Deferred Stock and Cash Compensation Plan, one-half of each Non-Employee Director's annual retainer fee is automatically allocated to stock units payable solely in Common Stock following a director's termination of service. Non-Employee Directors may elect to receive their remaining compensation in cash or to defer all or part of their remaining compensation in stock units or deferred cash accounts. During 1996, deferred cash accounts in the plan were credited with an interest rate of approximately 7.5%. On February 15, 1996, Non-Employee Directors received an annual grant of 1,500 options at an exercise price of $39.75 (the market price) pursuant to the Non-Employee Directors Stock Option Plan approved by stockholders in 1995. The options become exercisable in three equal annual installments.

    The reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed by the Company, including the expenses incurred by directors' spouses in accompanying the directors to one Board meeting each year. A Board member who is also an employee of the Company does not receive compensation for service as a director.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned), unless otherwise indicated, by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of the Company as a group, as of February 28, 1997:

                                                                               PERCENT
                                                                                 OF
                                                       AMOUNT AND NATURE      OUTSTANDING
                                                         OF BENEFICIAL         SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 OWNERSHIP (2)           (3)
--------------------------------------------------  -----------------------   ---------
David H. Murdock..................................     11,004,274(4)(5)        18.3%
Elaine L. Chao....................................          2,868(6)(7)(8)       *
Mike Curb.........................................         19,967(6)(7)(9)       *
David A. DeLorenzo.............................. .        160,835(4)(11)         *
Richard M. Ferry................................ .          4,644(6)(7)          *
James F. Gary.....................................         21,521(6)(7)(10)      *
Zoltan Merszei....................................          1,282(7)             *
Gerald W. LaFleur.................................         76,448(4)             *
David A. Cohen....................................         17,994(4)             *
J. Brett Tibbitts............................... .         25,754(4)             *
All Directors and Executive Officers as a Group
(15 Individuals)..................................     11,406,813(4)(11)       18.9%

------------------------

*   Represents less than 1% of the class of securities.

(1) The mailing address for each of the individuals listed is Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361.

(2) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

(3) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus, where applicable, all stock options granted under the Company's stock option plans that are exercisable within 60 days following April 2, 1997.

(4) The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on April 2, 1997 or within 60 days thereafter: Mr. Murdock, 294,472; Mr. DeLorenzo, 157,680; Mr. LaFleur, 71,448; Mr. Cohen, 17,994; Mr. Tibbitts, 24,743; and all directors and executive officers as a group, 630,319.

(5) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in the Company. His reported holdings include:
    (1) 9,388,622 shares of Common Stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust, dated May 28, 1986 (including between 2,394,587 and 2,875,000 shares pledged as security relating to a forward purchase contract obligating the Trust to deliver cash or up to that number of shares on August 15, 1999); (2) 1,240,310 shares of Common Stock owned by Flexi-Van Leasing, Inc., a corporation wholly-owned by Mr. Murdock; and (3) 80,870 shares of Common Stock owned by or for the benefit of Mr. Murdock's children.

(6) The individuals indicated each beneficially own 1,571 shares of Common Stock that were granted pursuant to the Company's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on April 2, 1997 or within sixty (60) days thereafter.

(7) Reported holdings include vested stock units credited under the Non-Employee Directors Deferred Stock and Cash Compensation Plan as described on page 6. Ms. Chao and Messrs. Curb, Gary and Merszei have been credited with 282 stock units and Mr. Ferry has been credited with 773 stock units pursuant to the terms of the Plan. Directors do not have voting power or investment power pursuant to the stock units but bear an economic risk and benefit equivalent to stock ownership because the units convert on a one-for-one basis into Common Stock following termination of service as a director.

(8) Reported holdings include 620 shares held in Ms. Chao's profit sharing plan and 395 shares held in Ms. Chao's money purchase account.

(9) Reported holdings include 400 shares of Common Stock held by Mr. Curb as custodian for the benefit of his children.

(10) Reported holdings include 2,000 shares of Common Stock held in Mr. Gary's pension plan and 17,668 shares of Common Stock held in the Gary LLC, a limited liability corporation of which Mr. Gary is the general manager and over which Mr. Gary has investment control.

(11) Reported holdings include shares of Common Stock held for certain officers by the Company's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986 as amended ("Internal Revenue Code").

                       COMPENSATION OF EXECUTIVE OFFICERS

    Except as noted, the following table sets forth for the Company's fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994 in prescribed format, the compensation for services in all capacities to the Company and its subsidiaries of those persons who were at December 28, 1996: the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION                  -------------------------------
                                ------------------------------------------------   RESTRICTED                ALL
                                                                       OTHER        STOCK    SECURITIES     OTHER
NAME AND PRINCIPAL                                      BONUS $       ANNUAL       AWARD(S)  UNDERLYING     COMP.
POSITION                        YEAR     SALARY $         (1)       COMP. $ (2)       $      OPTIONS (#)     (3)
------------------------------  -----  ------------    ----------  -------------   --------  -----------   -------
David H. Murdock (4)..........   1996  $    700,000     $630,000          $0            $0      90,000         $0
Chairman & CEO                   1995  $    700,000     $787,500          $0            $0      55,595         $0
                                 1994  $  1,000,013           $0          $0            $0      44,990         $0

David A. DeLorenzo............   1996  $    500,000     $300,000    $201,793(5)         $0      40,000      $4,500
President & COO                  1995  $    500,000     $375,000    $228,324(5)         $0      23,780      $4,500
                                 1994  $    500,000           $0    $241,519(5)         $0      16,068      $4,500

Gerald W. LaFleur (4)(6)......   1996  $    312,500(7)  $150,000          $0            $0      22,200      $4,500
Executive V.P.                   1995  $    500,000     $300,000          $0            $0      23,780      $4,500
                                 1994  $    500,000           $0          $0            $0       4,820      $4,500

David A. Cohen (4)(8).........   1996  $    244,231     $120,000          $0            $0       8,800      $4,500
Senior V.P.,
Acquisitions and
Investments

J. Brett Tibbitts.............   1996  $    220,000     $120,000          $0            $0       7,500      $4,500
V.P., Corporate                  1995  $    206,154     $132,000          $0            $0       8,034      $4,500
General Counsel &                1994  $    173,462     $ 25,000          $0            $0       4,284      $4,500
Corporate Secretary

------------------------

(1) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(2) Does not include perquisites which total the lesser of $50,000 or 10% of the reported annual salary and bonus for any year.

(3) The amounts shown in this column include contributions by the Company under the Company's tax deferred investment plans for the benefit of the individuals listed, but do not include payments made to Mr. Murdock under the Company's defined benefit pension plan or contractual retirement payments made to Mr. LaFleur. (See "Pension Plans" at page 13.)

(4) Mr. Murdock, Mr. LaFleur and Mr. Cohen also hold positions with certain business entities owned by Mr. Murdock that are not controlled directly or indirectly by the Company, which other entities pay compensation and may provide fringe benefits to such individuals for their services to the other entities. Mr. Murdock is also Chairman and Chief Executive Officer of Castle & Cooke, Inc., which pays compensation and benefits to him. The Audit Committee of the Board of Directors has approved such other employment arrangements with respect to Messrs. Murdock, LaFleur and Cohen. Mr. Murdock was also Chairman and Chief Executive Officer of Castle & Cooke Homes, Inc., which was an 82%-owned subsidiary of the Company from March 1993 through December 1994 and which paid $323,090 of the aggregate salary amount reported for fiscal year 1994.

(5) The reported amounts include: (a) a pre-tax "gross up" of $201,793 for 1996, $228,324 for 1995, and $241,519 for 1994, associated with Mr. DeLorenzo's relocation loan in 1991, and inclusive within such amounts, (b) imputed interest on the balance of that loan of $7,810 for 1996, $15,620 for 1995, and $23,430 for 1994 (representing an imputed rate of 7.81% per annum, the applicable federal rate at the time the loan was made). However, Mr. DeLorenzo received no cash compensation associated with such imputed interest, and such amounts are not considered additional taxable compensation to Mr. DeLorenzo under the Internal Revenue Code. (See "Certain Transactions -- Relocation Transactions".)

(6) Mr. LaFleur was an employee of the Company until June 30, 1996. Commencing July 1, 1996, he became a consultant to the Company and continues as an Executive Officer in his consulting role. Amounts reported include payments in all capacities, but do not include retirement payments. (See "Pension Plans" at page 13.)

(7) Includes $62,500 in consulting payments. (See footnote 6 above.)

(8) Mr. Cohen became an executive officer in October 1996 when he was promoted to the position of Senior Vice President - Acquisitions and Investments. Prior to that, Mr. Cohen held the position of Director of Mergers and Acquisitions.

            EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Some of the Company's benefit plans (including the 1991 Stock Option and Award Plan, as amended, the Annual Incentive Plan ("AIP") and the Long Term Incentive Plan ("LTIP")) provide for an acceleration of benefits and various other customary adjustments if a change in control or other reorganization occurs. Pursuant to the AIP and LTIP plans, if a participant's employment is terminated for certain reasons, pro-rata payments may be made prior to the completion of the applicable year or cycle, provided the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and provided that the amount of any early payout is proportionately reduced to reflect the time of early payout.

RELOCATION AGREEMENT

    See "Certain Transactions--Relocation Transactions" with respect to certain relocation benefits.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                                                   PERCENT OF                                       POTENTIAL REALIZABLE
                                                     TOTAL                                         VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS/SARS                                         RATES OF STOCK
                                 SECURITIES        GRANTED TO    EXERCISE OR                       PRICE APPRECIATION FOR
                                 UNDERLYING       EMPLOYEES IN   BASE PRICE                          OPTION TERM (1)(2)
                                OPTIONS/SARS      LAST FISCAL      ($/SH)     EXPIRATION   ---------------------------------------
NAME                          GRANTED(#) (3)(4)       YEAR         (3)(4)      DATE (5)       0%($)        5%($)         10%($)
----------------------------  -----------------  --------------  -----------  -----------  -----------  ------------  ------------
David H. Murdock............         90,000            12.70%     $   38.50      2/07/06    $       0   $  2,178,900  $  5,522,400
David A. DeLorenzo..........         40,000             5.70%     $   38.50      2/07/06    $       0   $    968,400  $  2,454,400
Gerald W. LaFleur...........         22,200             3.10%     $   38.50      2/07/06    $       0   $    537,462  $  1,362,192
David A. Cohen..............          8,800             1.20%     $   38.50      2/07/06    $       0   $    213,048  $    539,968
J. Brett Tibbitts...........          7,500             1.10%     $   38.50      2/07/06    $       0   $    181,575  $    460,200

------------------------

* Fair Market Value of Common Stock on December 27, 1996 was $34.00, the last trading day of the Company's fiscal year.

(1) The total gain to all stockholders would be $1,448,563,975 at 5% annual appreciation and $3,671,370,736 at 10% annual appreciation. The gain for all such officers represents less than 1% of the gain to all stockholders.

(2) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. As set forth in footnote 4 below, the terms of the option grants require a 20% increase over the exercise price before any vesting occurs. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

(3) Stock options were granted under the Company's 1991 Stock Option and Award Plan, as amended (the "1991 Plan"). Options under the 1991 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Vested options under the 1991 Plan may be exercised within a period of twelve months following a termination by reason of death, disability or retirement, and three months following a termination for other reasons. The 1991 Plan permits the Compensation Committee, which administers the 1991 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1991 Plan, if there is a change in control of the Company (as defined in the 1991
    Plan), all options become immediately exercisable.

(4) Options vest according to a schedule reflecting specific stock appreciation hurdles. Except as noted, none of the options set forth in the table vest until the stock price reaches $46.25 or slightly more than a 20% increase over the exercise price which reflects the market price of the Company's stock on the date of grant. Options will vest in 25% increments upon achieving or exceeding specified price hurdles (ranging from $46.25 to $52.00) for a period of thirty (30) consecutive trading days. To preserve the favorable accounting treatment generally associated with these stock option grants, any options which have not previously vested will become fully vested three (3) months before the end of the ten (10) year term.

(5) Options were granted for a term of ten (10) years, subject to earlier termination in certain events such as termination of employment. (See footnote 3 above.)

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                                               NUMBER OF
                                                                              SECURITIES
                                                                              UNDERLYING       VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS AT    IN-THE-MONEY OPTIONS
                                                                             FY-END (#)(1)        AT FY-END ($)
                                                  SHARES         VALUE     -----------------  ----------------------
                                                ACQUIRED ON    REALIZED      EXERCISABLE/          EXERCISABLE/
NAME                                           EXERCISE (#)       ($)      UNEXERCISABLE (#)   UNEXERCISABLE ($)(2)
---------------------------------------------  -------------  -----------  -----------------  ----------------------
David H. Murdock.............................            0             0     279,476/104,996  $   1,254,958/$103,892
David A. DeLorenzo...........................            0             0      152,324/45,356  $      644,735/$37,106
Gerald W. LaFleur............................            0             0       69,842/23,806  $      278,071/$11,126
David A. Cohen...............................            0             0       16,566/10,228  $       114,767/$9,893
J. Brett Tibbitts............................          750     $  16,497        23,315/8,928  $       128,232/$9,893

------------------------

(1) The Company has two stock option plans under which awards are outstanding: the 1982 Plan and the 1991 Plan. Options under the 1991 Plan are described in footnote 3 to the table entitled "Option/SAR Grants In The Last Fiscal Year". All options available under the 1982 Plan have been granted. Vested options under the 1982 Plan may result in payments following resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Options under the 1982 Plan may be exercised within a period of twelve months following a disability, by the optionee's estate at any time the option could have been exercised by the optionee (if the optionee dies while an employee of the Company) and within a period of three months following a termination for all other reasons. Under the 1982 Plan, if there is a change in control of the Company (as defined in the 1982 Plan), all options become immediately exercisable. (See footnote 3 to the table entitled "Option/SAR Grants In The Last Fiscal Year".)

(2) This amount represents solely the difference between the market value ($34.00) on the last trading day of the Company's fiscal year, December 27, 1996, of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

                                 PENSION PLANS

    The Company maintains a number of noncontributory pension plans which provide benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to salaried, non-union employees of the Company on U.S. payrolls, including executive officers of the Company. Each plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows the estimated annual benefits payable under the Company's corporate pension plan in which the Named Executive Officers participated in 1996:

                               PENSION PLAN TABLE

                                                                            YEARS OF SERIVCE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$300,000.............................................  $   49,500  $   70,950  $   92,400  $  113,850  $  135,300
$400,000.............................................  $   66,000  $   94,600  $  123,200  $  151,800  $  180,400
$500,000.............................................  $   82,500  $  118,250  $  154,000  $  189,750  $  225,500
$600,000.............................................  $   99,000  $  141,900  $  184,800  $  227,700  $  270,600
$700,000.............................................  $  115,500  $  165,550  $  215,600  $  265,650  $  315,700
$800,000.............................................  $  132,000  $  189,200  $  246,400  $  303,600  $  360,800
$900,000.............................................  $  148,500  $  212,850  $  277,200  $  341,550  $  405,900
$1,000,000...........................................  $  165,000  $  236,500  $  308,000  $  379,500  $  451,000
$1,100,000...........................................  $  181,500  $  260,150  $  338,800  $  417,450  $  496,100
$1,200,000...........................................  $  198,000  $  283,800  $  369,600  $  455,400  $  541,200
$1,300,000...........................................  $  214,500  $  307,450  $  400,400  $  493,350  $  586,300
$1,400,000...........................................  $  231,000  $  331,100  $  431,200  $  531,300  $  631,400
$1,500,000...........................................  $  247,500  $  354,750  $  462,000  $  569,250  $  676,500

    The above table shows the estimated annual retirement benefits payable as straight life annuities without offsets for Social Security or other amounts under this plan, assuming retirement at age 65, to persons in specified compensation and years of service classifications. The plan covers the following types of compensation paid by the Company: base pay, bonus, performance incentives (if any) and severance pay.

    Each year's accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of March 31, 1992 under the prior benefit formula serve as minimum entitlements. The credited years of service and ages as of December 31, 1996 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 73)--11 years; Mr. DeLorenzo (age 50)-- 26 years; Mr. LaFleur (age 64)--5 years; Mr. Cohen (age 33)--5 years; and Mr. Tibbitts (age 41)--9 years. Assuming these individuals remain employed by the Company until age 65 (or later) and continue to receive compensation equal to their 1996 compensation from the Company, their annual retirement benefits at age 65 will approximate: Mr. DeLorenzo--$477,995; Mr. LaFleur--$250,000 (pursuant to an employment contract which otherwise terminated on June 30, 1996, Mr. LaFleur currently receives annual retirement benefits of $250,000 for the greater of his lifetime or ten years); Mr. Cohen--$261,636; and Mr. Tibbitts--$146,168. As required by the Internal Revenue Code, Mr. Murdock, who is presently over the age of 70 1/2, is receiving his current annual retirement benefit under the pension plan of $208,604.

    Generally, the Internal Revenue Code places an annual maximum limit of $120,000 (at December 31, 1996) on the benefits available to an individual under the Company's pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $150,000 (at December 31, 1996) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under a plan exceeds the maximum annual benefit limit or the maximum compensation limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan. Effective January 1, 1995, future pension benefit accruals for a number of key management employees, including individuals named in the Summary Compensation Table, are provided exclusively from an unfunded excess and supplemental benefit plan.

                              CERTAIN TRANSACTIONS

RELOCATION TRANSACTION

    In connection with the Company's promotion of Mr. DeLorenzo in 1991 and to induce him to move to California to assume increased responsibilities, the Company made him a $500,000 secured, interest free relocation loan (payable in five equal annual installments) to assist him in the purchase of a home. The principal balance of the loan at January 1, 1996 and January 1, 1997 was $100,000 and $0 respectively. In connection with this promotion and transfer, the Company also agreed to pay Mr. DeLorenzo annual compensation in addition to his base salary in an after-tax amount of $100,000 per year for five years commencing with a payment in September 1992.

TRANSACTIONS WITH CASTLE & COOKE, INC.

    On December 28, 1995, the Company distributed to stockholders all of the common stock of Castle & Cooke, Inc. ("Castle"), the Company's former real estate and resorts operations (the "Distribution"). Mr. Murdock is also Chairman and Chief Executive Officer of Castle and beneficially owns approximately 23% of its outstanding common stock.

    As partial consideration to the Company for the Distribution, Castle issued to the Company two promissory notes, one in the principal amount of $200 million and the other in the principal amount of $10 million. Castle paid off the $200 million note in December 1995, and paid $738,889 in related interest payments to the Company in 1996. The $10 million note is payable in December 2000, and bears interest at the rate of 7% per annum, payable quarterly. During 1996, Castle paid $700,000 in interest payments to the Company pursuant to the terms of the $10 million note. As further partial consideration, Castle issued to the Company 3,500 shares of cumulative preferred stock in Castle, which Dole sold for $35 million in December 1995.

    Pursuant to the Distribution, the Company and Castle also each hold a fifty percent interest in an airplane, which was formerly owned solely by Dole. The Company's and Castle's proportionate share of the operating costs for the aircraft during 1996 were $576,306 and $547,729, respectively. The Company also leased office space from Castle in Bakersfield, California and Honolulu, Hawaii during 1996 and paid Castle $749,140 for such space. Castle purchased $277,440 of products from Dole for its retail store and hotels in Hawaii. Castle received a general excise tax refund of $273,027 from the State of Hawaii in 1996 that pursuant to the agreements governing the Distribution was paid to Dole in the first quarter of 1997.

OTHER TRANSACTIONS

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns a transportation equipment leasing company, a private dining club and private country club, which supply products and provide services to numerous customers and patrons. During fiscal 1996, the Company paid the transportation equipment leasing company $1,763,854 for the rental of chassis and generator sets, and paid the private dining club and country club $133,304 for Company events that took place at these facilities. Mr. Murdock reimbursed the Company $233,600 for certain building materials purchased in Thailand for his use and for the freight costs associated with their transportation to the United States. Mr. Murdock paid the Company and Castle $56,285 for the incremental cost of utilizing the airplane referenced above for personal purposes during 1996. Such transactions in which Mr. Murdock or his affiliates had an interest were reviewed by the Audit Committee of the Board of Directors.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS OR ANY FUTURE FILINGS, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE THEREIN. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

      CORPORATE COMPENSATION AND BENEFITS COMMITTEE REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate

    - Incentive-based compensation must be contingent upon the performance of each executive officer against financial and strategic performance goals

    - The Company's compensation policies must enable the Company to attract and retain top quality management

    The Compensation Committee periodically reviews the components of compensation for the Company's executive officers on the basis of this philosophy. Further, as the situation warrants, the Committee also retains the services of a qualified compensation consulting firm to provide recommendations to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

    The United States Internal Revenue Service has promulgated regulations affecting all publicly held United States corporations (the "162(m) Regulations") that interpret limits on the tax deductibility of compensation in excess of $1 million per year for certain executive officers. The Compensation Committee considers the 162(m) Regulations as one of the factors it reviews with respect to compensation matters. In 1994, the Company submitted the performance goals and material terms of the Company's Annual Incentive Plan and Long Term Incentive Plan (collectively, the "Plans") to stockholders for approval in an effort to assure the deductibility of this performance based compensation under the 162(m) Regulations. (These Plans were approved by stockholders at that time.) The Compensation Committee, generally speaking, intends to limit compensation to amounts deductible under the Code, and the Committee believes that all compensation paid to executive officers in 1996 is deductible under the Code. However, changes in the tax laws or interpretations, other priorities or special circumstances may result in or warrant exceptions.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

    To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for senior executives. Senior executives will be asked to make (over a three to five year period of time) and hold investments in Company stock or stock equivalents valued at between 50% to 100% of their base salaries. Unexercised stock options will not be counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to all vice presidents and above, with ownership targets increasing with level of responsibility.

EXECUTIVE COMPENSATION COMPONENTS

    The Company annually evaluates the competitiveness of its executive compensation program (base salary, annual bonus, and long-term incentives) relative to comparable publicly-traded companies.

    A group of 12 food-processing companies (or "peer group") is used to annually evaluate the compensation for proxy-named officers. The compensation peer group was identified by the Committee's executive compensation consulting firm through a comparability screening process that considered such variables as revenue size, product line diversity, and geographic scope of operation. Ten of the companies in the S&P Foods Index met the comparability screening criteria and are included in the compensation peer group.

    Broader published surveys of food processing companies, as well as industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    Based on an analysis conducted by the Committee's executive compensation consultant in 1996, the aggregate pay package for executive officers of the Company, consisting of salary, annual bonus, stock options, and a target long-term cash incentive, generally falls between the 50th and 75th percentile of the Company's peers. Generally speaking, 75th percentile pay levels can only be achieved if the Company's aggressive goals associated with its incentive compensation plans are attained. Pay levels for each executive officer other than the Chairman and CEO largely reflect the recommendation of the Chairman and CEO based on individual experience and breadth of knowledge, internal equity considerations, and other subjective factors. The pay package for the Chairman and CEO for 1996 and 1995 was based on deliberations of the Compensation Committee of the Company (and for fiscal year 1994, the Compensation Committee took into account the actions of the Castle & Cooke Homes, Inc. compensation committee with respect to compensation related to Mr. Murdock's chairmanship of that company), as described below under "CEO Compensation".

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by management (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other subjective factors.

      Increases to base salary are determined primarily on the basis of individual performance and contribution to the Company and involve the application of both quantifiable and subjective criteria. Salary reviews for senior executives typically occur at intervals greater than twelve months. One of the officers named in the Summary Compensation Table received a base salary increase in 1996.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract and retain executive officers of outstanding abilities and to motivate them to perform to the full extent of their abilities.

      Executive officers are eligible to participate in either the Annual Incentive Plan (approved by stockholders in 1994 to assure the continued deductibility by the Company of certain cash compensation to persons named in the Summary Compensation Table) or a similar incentive plan for a broader group of officers (hereafter, both plans are referred to as "AIP"). While comparable in most respects, features of the stockholder-approved AIP are more rigidly defined than other incentive plans sponsored by the Company, in an effort to satisfy the requirements for deductibility under the 162(m) Regulations. All individuals listed in the Summary Compensation Table are eligible to participate in the stockholder-approved AIP.

      Bonus opportunities for executive officers, as a percentage of base salary, range from 25% to 75% (37.5% to 112.5% for the Chairman and CEO), depending on the Company's performance relative to performance targets set in the first quarter of the applicable year. Bonuses are payable only if the specified minimum level of performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained. Specific target percentages for each individual are determined on the basis of competitive bonus levels (as a percent of salary), level of responsibility, and other subjective factors.

      Generally speaking, each individual's maximum annual cash bonus equals 1.5x his or her target award level. The maximum bonus is payable only if exceptional Company and/or divisional performance levels against pre-determined goals are achieved.

      In 1996, the bonus opportunity for executive officers was based upon consolidated net income to stockholders for the year divided by the average of the beginning and ending total stockholders equity during the year ("ROE"). Based upon 1996 results, the executive officers named in the Summary Cash Compensation Table received from 1.2x to 1.4x their target award level.

    - LONG TERM INCENTIVES. The Company provides two forms of long term incentive opportunity for senior executives: stock options and a cash long term incentive plan, both of which have been approved by stockholders. In contrast to bonuses that are paid for annual performance, stock option grants represent incentives tied to future stock appreciation. Stock options are granted periodically to provide executives and managers with a direct incentive to enhance the value of the Common Stock. Historically, awards have been granted at the fair market value of the Common Stock on the date of grant and have generally vested over a three-year period with a term of ten years.

      In 1995, the Company modified its typical installment vesting schedule to impose specific stock appreciation hurdles for senior management. None of these 1996 options will vest until the stock price reaches certain stock price targets. (See table entitled "Option/SAR Grants In The Last Fiscal Year" at page 11.) Options will vest in 25% increments upon achieving or exceeding each specified price hurdle for a period of thirty consecutive trading days. To preserve the favorable accounting treatment generally associated with these stock option grants, options will become fully vested three months before the end of their ten-year terms if the individual is still employed by the Company.

      Options are granted at the discretion of the Committee (based substantially on recommendations of the Chairman and CEO as to grants for other officers) to key management positions above a specified salary level. Guidelines for the size of each grant are generally based on a multiple of base salary divided by the fair market value of the stock at date of grant, and are consistent with competitive pay practices.

      Guidelines for stock option multiples (which ranged from 0.3x to 2x salary) were derived from a combination of competitive market data and subjective judgment. In general, the multiples for individual positions increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grants also reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally were not considered when making stock option awards. Individual option grant multiples in 1996 generally were targeted at the median of peer companies.

      In February 1996, the Committee approved stock option grants for certain senior operating executives, including the Chairman and CEO of the Company and the President of the Company, that were approximately twice the amounts approved in February 1995. This grant was intended to reward participants for the Company's outstanding achievements during 1995 and to promote continued growth in stockholder value. When combined with salary, target bonus payment and target Long Term Incentive payout, the value of these 1996 grants generate total compensation at approximately the 75th percentile of peer companies.

      Proxy-named officers also participate in the Long Term Incentive Plan. The 1996 fiscal year represents the third and last year of a three year performance cycle under this Plan, which was designed to reward executives for achieving long term, steady EBT growth that would translate into significant share price appreciation over time. There were no payments generated under this Plan as cumulative performance against the three year goal was not attained. Although Company performance in years 1995 and 1996 was above budget, it was not sufficient to offset 1994, the first year of the performance cycle. The non-payment of awards under the Long Term Incentive Plan will result in total direct compensation being at or below the median of the market for 1996.

CEO COMPENSATION

    Mr. Murdock's base salary did not change in 1996.

    Under the terms of the stockholder-approved AIP, Mr. Murdock is eligible for an annual bonus ranging from 37.5% to 112.5% of base salary. Mr. Murdock's total 1996 bonus opportunity was based wholly on ROE. Based upon 1996 results, Mr. Murdock was eligible for and received a payment of 90% of his base salary which is the bonus payable under the formula established in the first quarter of 1996.

    Acting on the recommendation of the Committee's consultant, in February 1996, the Committee approved a stock option grant for Mr. Murdock in the amount of 90,000 options. This grant was intended to reward Mr. Murdock for his leadership and outstanding achievements in 1995, specifically the divestiture of the Company's beverage business and the successful completion of the distribution to Company stockholders of all of the common stock of Castle & Cooke, Inc.

    Mr. Murdock participates in the Long Term Incentive Plan, approved by stockholders in 1994, as described under Long Term Incentives above, but did not receive a payout because the Company's performance during the three year performance cycle was not attained. (See discussion above under "Long Term Incentives".)

                           The Corporate Compensation and Benefits Committee James F. Gary, Chairman
                           Mike Curb
                           Zoltan Merszei

                               PERFORMANCE GRAPH

    The following graph indicates the performance of the cumulative total return to the stockholders of the Company's Common Stock (including reinvested dividends) during the previous five years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           DOLE FOOD COMPANY, INC.    S&P 500    S&P FOODS INDEX
1991                           $100       $100               $100
1992                            $90       $108               $100
1993                            $76       $118                $92
1994                            $66       $120               $102
1995                           $119       $165               $130
1996                           $116       $203               $155

------------------------

Assumes $100 invested on December 31, 1991 in Dole Food Company Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index and assumes reinvestment of dividends at the frequency with which dividends are paid.

                                   PROPOSAL 2
                                  ELECTION OF
                  INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year ending January 3, 1998, subject to stockholder approval. Arthur Andersen LLP (and its predecessors) has served as the Company's independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 1997 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports or written representations from certain reporting persons that no Forms 5 were required, the Company believes that its reporting persons complied with all applicable filing requirements.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will be paid approximately $5,500, plus out-of-pocket expenses, for its services. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

PROPOSALS OF STOCKHOLDERS

    The 1998 Annual Meeting of Stockholders is presently expected to be held on or about May 14, 1998. To be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting, proposals of stockholders intended to be presented at the Meeting must be received by the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than December 9, 1997.

ANNUAL REPORTS AND FORMS 10-K

    Copies of the Company's Annual Report and Form 10-K for the year ended December 28, 1996 may be obtained without charge by writing to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361 or by telephoning requests to 818-879-6814.

                                          By Order of the Board of Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 7, 1997

                            DOLE FOOD COMPANY, INC.
                            PROXY FOR COMMON STOCK

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
           The undersigned hereby appoints DAVID H. MURDOCK, DAVID A.
R DE LORENZO and J. BRETT TIBBITTS, and each of them, as Proxies, each with full power of substitution, and each with all powers that the
O undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") which
X the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel,
Y 9876 Wilshire Boulevard, Beverly Hills, California on Thursday, May 22, 1997, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

      Election of Directors, NOMINEES:

      Elaine L. Chao, Mike Curb, David A. DeLorenzo, Richard M. Ferry, James F. Gary, Zolton Merszei and David H. Murdock.

               (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

               PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                          IN THE ENCLOSED PREPAID ENVELOPE

                                                                SEE REVERSE SIDE

           [LOGO]

Dole proudly produces fruits and vegetables to help consumers lead a healthier lifestyle. We encourage everyone to eat at least five servings of fruits and vegetables a day.

Dole's nutrition education programs are focused on children. Our "5 A Day Adventures" CD-ROM, currently used in 32,000 schools nationwide, encourages children to eat five servings of fruits and vegetables a day. This innovative program is available free to schools. Dole invites you to visit our web site at: www.dole5aday.com.



                          NARRATIVE DESCRIPTION

              A banner inscribed with "5 A DAY ADVENTURES".
         A group of characters representing fruits and vegetables:
      (pineapple, banana, tomato, lettuce, grapes, carrot, broccoli)


                                 [LOGO]

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors
      (see reverse)

        FOR         WITHHELD
       /   /         /   /

   / /  For all nominees except as noted above

2. Elect Arthur Andersen LLP as independent public accountants and auditors for the 1997 fiscal year.

      FOR           AGAINST            ABSTAIN
     /  /            /  /               /  /

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

NOTE: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by the authorized officer.

Signature:______________________________________ Date:_____________________

Signature:______________________________________ Date:_____________________